Exhibit 99.2
Marvel Entertainment, Inc.
Transcript of Conference Call
Moderator: Peter Cuneo
February 24, 2009
9:00 a.m. EST
MANAGEMENT DISCUSSION SECTION
Operator: Ladies and gentlemen, thank you for standing by and welcome to the Marvel Entertainment Fourth Quarter Results Conference Call. [Operator Instructions]. As a reminder, this conference is being recorded, Tuesday, February 24, 2009. I would like now to turn the call over to Peter Cuneo, Vice Chairman of Marvel Entertainment. Please go ahead, sir.
Peter Cuneo, Vice Chairman
Thank you, Operator, appreciate it, and good morning, everyone. Welcome to our fourth quarter conference call. We have, in addition to myself, five other participants today. Calling in from Marvel Studios’ new offices and facility in Manhattan Beach, California, we have David Maisel, the Chairman of Marvel Studios and Matt Finick who is Senior VP; in New York here we have John Turitzin, our Executive Vice President and Chief Legal Counsel; we have Ken West, our Chief Financial Officer; and Rob Steffens who is Senior Vice President, Finance.
As usual we’ll start with the reading of our Safe Harbor statement. We’ll then have some prepared comments, first from Ken West, our CFO; and then from David Maisel, the Chairman of Marvel Studios, and then we will as usual open the line for questions.
We’ll start with our Safe Harbor statement.
David Collins
Some of the statements that the company may make on this conference call such as statements of the company’s plans, expectations and financial guidance are forward-looking. While forward-looking statements reflect the company’s good faith beliefs, they are not guarantees of future performance and involve risks and uncertainties, and the company’s actual results could differ materially from those discussed on this phone call. Some of these risks and uncertainties are described in today’s news announcement and the company’s filings with the Securities and Exchange Commission including the company’s reports on Form 8-K, 10-K and 10-Q. Marvel assumes no obligation to publicly update or revise any forward-looking statement.
Kenneth P. West, Executive Vice President and Chief Financial Officer
Good morning everyone. This is Ken West. Thank you for joining today’s call to review Marvel’s record results for the full year 2008 which reflected the benefits of the launch of our Marvel Studios film slate. I will now provide a little extra color on a few aspects of our Q4 and full year 2008 results and our guidance for 2009.
In our licensing segment, Q4 2008 net sales reflect a total contribution of $8.5 million from Hasbro, and for the full year, the contribution from Hasbro, included within both domestic and international licensing, amounted to $45 million. We anticipate generating overages under the initial Hasbro license beginning sometime in 2011, and I will update you later in my comments on the Hasbro license extension we announced last Tuesday.

For full year ’08, our Publishing division continues to be a strong performer with 41% of dollar share and 46% unit share in its primary market, the “direct market”. Our Publishing margins are down slightly due to investments in Digital Media — of approximately $2 million, net, during 2008.
Despite the negative comments we have heard regarding retail sales performance within the DVD market, we are very pleased to report that both The Incredible Hulk and Iron Man DVDs have been performing at or above our expectations. We remain very comfortable with our existing ultimates, given our performance to date. Both profitable films. 2008 home video collections, as reported by our distributors on a worldwide basis, were roughly $190 million for Iron Man and $14 million for Hulk. Since Hulk was still recouping its P&A costs, we have not yet recognized any income related to these collections, and expect the majority of Hulk’s home video collections to be recorded in 2009. We did, however, record the DVD portion of the Hulk foreign presale during Q4 2008, as well as modest producer fees.
We have been told that many other DVD titles are generating sales that are below expectations anywhere from 10-30% or more. We believe that our strong performance is related to the quality of the films that we produced, the strength of the Marvel brand, the built-in fan base for Marvel projects and the excellent marketing job done by our distribution partners.
Cash flow continued to be positive also. At year-end 2008, cash and equivalents, restricted cash and short-term investments amounted to $182 million, up from $145 million as of September 30, 2008, with no borrowings under our corporate credit line.
Marvel’s film-related borrowings increased to $213 million at year-end 2008, up from $182 million at September 30, as we borrowed $30.7 million to fund our film slate’s liquidity reserve and for anticipated interest costs in Q1 2009. Such funds are classified as restricted cash at year-end. Cash receipts related to Iron Man DVD revenues, accrued at year-end, were collected earlier this month; accordingly, you’ll note an approximately $111 million increase in accounts receivable at year end versus the balance sheet at the end of the third quarter. These proceeds were, as collected, applied to reduce film borrowings, and, as a result, film borrowings will drop significantly in Q1 ’09 only to start ramping up as we proceed into principal photography on Iron Man 2 and Thor later this year.
Having detailed our share repurchase activity in the release, I did want to add that since inception of Marvel’s share repurchase programs in 2004, through year-end 2008, the company has repurchased approximately 45 million shares for a total cost of $872 million, or approximately $19.43 per share. During Q1 2009, we have repurchased approximately 275,000 additional shares for a cost of approximately $6.5 million. The Board continues to view opportunistic share repurchases as an attractive use of excess cash, however, we have also embarked on a strategy to make selected investments in entertainment projects. In addition to funding — on an interim basis — the upfront development costs of our feature films prior to their being green-lit, we have also committed to funding 1/3 of our feature film production budgets and we are funding the costs of two animated TV series. Additionally, we are making investments in our online initiatives.
Turning now to guidance. This morning we reiterated our full year 2009 financial guidance as first provided on November 4th when we reported Q3 2008 results. For 2009 we continue to anticipate revenues of $415 to $460 million, net income of $80 to $105 million, and earnings per share of $1.00 to $1.35.
However, we have slightly modified our segment expectations versus prior guidance. Specifically, to reflect the strength of Iron Man, we raised our film production segment revenue by $5 million. We also reduced our publishing expectations by $5 — $10 million at the topline, to a range of $115 - $125 million, and reduced our margin expectation to 31-35% from a range of 34-37%. The decreases in publishing revenue and margin primarily reflect expected headwinds in the book marketplace, as well as our plans to proactively reduce titles distributed via newsstands. These adjustments net out, leaving our overall guidance unchanged for the full year.

We recognize the weakness in the macro global economy and factored that weakness into our guidance when we initially provided it last November. Based on our experience to date and dialogues with a range of partners, we continue to believe our current guidance range remains appropriate at this time.
As for our cash needs during 2009, we will fund one-third of the production budgets of the Iron Man 2 and Thor feature films up front, as well as fund the pre-production costs of both Captain America and The Avengers, and the cost of two animated series being produced by Marvel. These obligations will aggregate approximately $175 million during 2009. We will be able to borrow from the film financing to reimburse ourselves for preproduction costs upon green-light of each film, and we are also entitled to recoup up to 100% of our 1/3 funding for our feature films from the net receipts from the international territories previously presold.
Given expected cash to be generated across all our businesses, the $50 million upfront guarantee paid to us by Hasbro in conjunction with last week’s extension of their master toy license, and without giving effect to any further stock repurchases, we expect to end 2009 with cash in excess of $130 million and still no borrowings under our corporate credit facility. We also estimate net interest expense to approximate $12 million during the year 2009.
Finally, as you know, last week we announced the extension of our master toy license with Hasbro though 2017. Our relationship with Hasbro, the leading manufacturer of boy’s toys, has formed a very solid foundation for years to come. This extension provides a $100 million non-refundable minimum guarantee to Marvel, $50 million of which was paid on signing and the remainder to be paid upon commencement of the renewal term. The $140 million in additional guarantees relates to the release of various feature films based on certain character film franchises during the license period. The advances range from $10 million to $30 million depending on the respective property. To be clear, these payments represent upfront minimum guarantees which, once recouped, will position Marvel to earn additional royalty overages.
The terms of the relationship are largely similar in scope, though the overall royalty structure is somewhat lower than our current agreement and we have provided Hasbro with some additional areas of product exclusivity.
As for the timing of the agreement, all parties believe that the greatest potential for this license relationship can only be realized by developing and working together on cohesive, long-range, global plans. Hasbro can now be certain of a strong pipeline of Marvel projects for the next nine years, and Marvel can focus on its entertainment slate, knowing we have a powerful global toy partner to fully exploit the opportunities our projects will provide. We don’t think we could find a stronger partner to manage this key license category.
Let me now turn the call over to David Maisel to provide an update on our studio activities.
David Maisel, Executive Vice President, Office of the Chief Executive
Thanks, Ken. First, we continue to be very pleased with the performance of our first two films, Iron Man and The Incredible Hulk. Both films ended up the year in the top 15 U.S. performers for 2008, with Iron Man the second biggest film of the year at $318.4 million, and now the 21st biggest film of all time; and The Incredible Hulk at number 15 for the year at roughly $135 million. As Ken mentioned, we are also very pleased with the films’ performance in the home entertainment marketplace to date. However most importantly we are pleased with the strong foundation for our future activities that these films’ success and strong word of mouth have provided. We are hard at work at preparing for the April start of production on Iron Man 2, with John Favreau directing and Robert Downey Jr., Gwyneth Paltrow, Don Cheadle, and the summer target for Thor.

Since our last call Kenneth Branagh has been officially brought on as our Thor director and stay tuned for casting announcements on both films. In addition, we have taken further steps to strengthen our future film slate. The most major step is the recent move of our studio offices to Manhattan Beach, California, and lease of an adjacent five sound stages and pre and post-production facilities. This complex will be the center of Marvel’s movie making going forward and we believe it will provide both cost efficiencies as well as quality enhancements.
In addition, we continue to take steps to strengthen the foundation of the studio, like the start of a writer’s program bringing talented script writers on salary to work continually with the Marvel creative team, hopefully to enhance our development and our production abilities going forward.
Lastly, we’ve also made many exciting studio developments outside of the feature films. Later today will be the official announcement of the opening date of our Spider-Man musical for next February. Our director, Julie Taymor, and songwriters, Bono and The Edge, have created a very unique and wonderful theatrical experience and we can’t wait to unveil it to the world. In addition, our TV animation activities continue to expand as shown in our press release. Most of these shows center on our theatrical brands; however, it’s notable to point out a new brand, Super Hero Squad, and the significant broadcast support it will receive from Cartoon Network. With that, I’ll turn it back over to Peter.
Peter Cuneo, Vice Chairman
David, thank you very much. Thanks, Ken. Operator, we’d now like to open the line for questions.
QUESTION AND ANSWER SECTION
Operator: Certainly. [Operator Instructions]. And our first question comes from the line of Drew Crum of Stifel Nicolaus. Please go ahead with your question.
<Q — Drew Crum>: Great, thanks. Good morning, everyone. Just wanted to get some commentary on what you’re seeing in terms of — from your licensing partners with respect to minimum guarantees, terms, et cetera ahead of Wolverine? Secondly, it sounds like you’re holding up in the home video market but, given the deterioration we’ve seen over the course of the last several months, any revisions to the film model going forward? And then finally with the Spider-Man Musical coming in February of next year how will that impact the P&L in 2009? Thanks.
<A — Peter Cuneo>: David, do you want to talk about the home video market?
<A — Matt Finick>: This is Matt. Hi, Drew. As Ken mentioned on his opening comments, for us the home video results have been in line or exceeding what we’ve had in our ultimates and I think that probably had to do with a couple of things. We released our DVD— especially on Iron Man, we released our DVD a little bit earlier, just before the market started to fall. I think we also have an installed base of Marvel fans that helped us. And thirdly, we spent a lot of time on the special features so I think our content was very strong. When looking forward I think right now we are happy with all of the assumptions that are in our ultimate. So while we are seeing the overall DVD market is challenging right now, I think our numbers are — we’re comfortable with our numbers.
<A — David Maisel>: Regarding the Spider-Man Musical for 2009, there’s no material financial effects. Just to reiterate, we are not investing any capital into the Spider-Man Musical and we do have a very significant first dollar gross participation in all the revenues. So for 2009 there should be no financial effects. 2010, again no cost effects, only whatever revenues we get as our gross participation in the show — including merchandise revenues, by the way, which some of these shows do significant business in.
<A — Peter Cuneo>: Thank you. You know, Drew, your question regarding licensing, we continue not to see any major weaknesses in our licensing programs based on conversations with our licensee partners. That doesn’t mean that something can’t develop later this year and, as we’ve mentioned several times in our guidance, we think we’ve been appropriately reserved when it comes to some of our forecasts. With regard, I think you asked a question also about Wolverine, our expectations for Wolverine are modest, and this is based on the fact that the licensing programs for the X-Men in general in the past, coupled with the movies, have been modest. So we don’t expect a particularly big reaction to Wolverine at this point.

<Q — Drew Crum>: Peter, are the licensing programs in ‘09 similar to what you’ve done in previous film cycles with the X-Men franchise?
<A — Peter Cuneo>: Yes, they are.
<Q — Drew Crum>: Okay. Okay, thanks guys.
Operator: Thank you very much. And we’ll proceed to our next question from the line of Mr. James Marsh of Piper Jaffray. Please go ahead with your question.
<Q — James Marsh>: Hi, guys. Two quick questions here. One, I was hoping you could flesh out a little bit the economics of the self-produced TV animation business? And then secondly, if you could just follow up and provide a little bit of color on Blu-ray versus standard DVD sales for Iron Man? Just a little color there. Does it give you more confidence in the Blu-ray format or less?
<A — Kenneth West>: James, this is Ken. With respect to the self-produced animation, the economics of those as I’ve said, clearly we view the fact that the actual exploitation revenue to be generated will not necessarily match the actual production costs, but the licensing surrounding the animation is really where we get the overall economic model to make sense for Marvel. As far as Blu-ray, although we’re not going to talk about the number of units and such, the Blu-ray exploitation for both The Incredible Hulk and Iron Man were really phenomenal in comparison to the industry statistics and our expectations. We’re very happy with it, and we’re just very pleased that Blu-ray has been exploited to the extent it has, and we believe this is a greater number of player units that have been put into households throughout this holiday season. So we look forward to the future for that.
<A — Peter Cuneo>: James, I’d also point out, it’s Peter, with regard to the self-produced TV series, we still consider television to be the best media form for us reaching our fans worldwide on a global basis on a regular basis. And so that part of this spend is really viewed by us as promotional. We think that by keeping those characters in front of very large audiences around the world it aids all of our business segments.
<Q — James Marsh>: All right, thank you gentlemen.
Operator: Thank you very much. And our next question comes from the line of Mr. David Miller from Caris. Please go ahead with your question.
<Q — David Miller>: Yes, hi, good morning. Just given all the challenges out there in the overall home video market and of course the argument rages as to whether these are cyclical or secular challenges. Ken, or anyone else, have you guys looked into the possibility, along with your partner Paramount, in perhaps lowering the cost of producing a DVD unit? For example, may be producing less extras for Iron Man 2 or Thor? Finding a way to lower the replication cost, et cetera, et cetera? Thanks very much.
<A — David Maisel>: This is David here in L.A. Frankly, even independent of what might be going on with the trends in the DVD market, as most of you all are aware, we’re very focused on the profitability of our businesses and the profitability of our films, and we take a lot of pride in that. So obviously we’re proud of the revenue results for the two films, but we’re equally proud on our management of costs and on the profitability maximization.
So a short answer to your question is yes, we’re looking at everything we can across all of our businesses here in the Studio, all of our different revenue streams, all of our different cost items repeatedly to see what we can do to minimize costs where we don’t think it will have any kind of material effect on the revenue side, and also to look at new ways and approaches of doing our businesses and maximizing the expected profitability of each of these films. So we’re looking at everything we can from our current films and the films coming up to maximize the profitability.

<Q — David Miller>: Okay. Thank you.
Operator: Thank you very much. And our next question comes from the line of Jason Bazinet from Citi. Please go ahead with your question.
<Q — Jason Bazinet>: Thanks so much. I think in your opening remarks you referred to the accounts receivable balance. I was just wondering if you could give us any color in terms of the reserves, because I think that’s a net number that you’ve put in place for returns? And then, any specificity in terms of the amount of cash that you’ve received? I think you said you received a lot of that cash subsequent to the Q4 results. Thanks.
<A — Kenneth West>: Jason, this is Ken. The way we build our ultimates, there are implicit in both the sell-through and implicit reserves associated with elements that will be returned, in essence not sold through for DVD units. So the cash that we’ve accrued for at year end that was subsequently collected, as I stated before, in February — as stated, is related to those units that have been sold through, collected and reserves have nothing to do associated with the cash collections -
<Q — Jason Bazinet>: Sure.
<A — Kenneth West>: elements of the ultimate and the margin applied to all revenues to be recorded.
<Q — Jason Bazinet>: Okay. All right. Thank you.
Operator: Thank you very much, and we’ll proceed with our next question from the line of Todd Schwartzman of Sidoti & Company. Please go ahead with your question.
<Q — Todd Schwartzman>: Thank you. Good morning, folks. First, a couple of things on Thor. Any sense of when we might expect to hear casting announcements, and regarding production you’d mentioned this summer, do you have a more concrete date as yet?
<A — David Maisel>: Casting announcements, like I mentioned earlier on, stay tuned. We make those when it’s the appropriate time. And as most of you are aware, there will be some more on the Iron Man film as well which is starting production in just six or seven weeks. So you’ll see casting developments on both films coming up in the future. And regarding the target date, right now summer is the best point in time to say that, as we plan out all the specifics of use of our space here and the pre- and post-production schedules.
<Q — Todd Schwartzman>: Okay. On the Licensing business, do you have a sense for the fourth quarter as to how revenue by your partners’ retail price points broke out? Either maybe delineated under $30, over $30 on others, or some such metric to get a sense of how the mix has been impacted and what the effect of the recession has been on this business?
<A — Ken West>: Well, Todd, as you know we have hundreds of licensed partners. Probably in excess of 600 or 700 different license partners, each of which sell and exploit potentially 50 to 200 different SKUs. So in general, I could say that most of the suggested retail prices associated with licensed products are within that $30 and below price range. I’m not aware of any specific discounting that’s been taken into play by major retailers. But we will potentially see some indications in the future.
<Q — Todd Schwartzman>: Have you gotten any feedback from Hasbro, for example, as to what sold particularly well?

<A — Rob Steffens>: We do not. We know that Iron Man performed extremely well. Hulk was somewhat less[, or] modest. But we do not have details to share on a SKU by SKU level that are meaningful to anyone.
<Q — Todd Schwartzman>: Fair enough. Thanks a lot.
Operator: Thank you very much. And we’ll proceed to our next question from the line of Mr. Ben Mogil of Thomas Weisel Partners. Please go ahead with your question.
<Q — Benjamin Mogil>: Hi, guys. Good morning. So, Ken, the first one I think is for you. On the guidance that you guys have given, does the Hasbro license fee, or the Hasbro addition of $50 million, is that included in the guidance? Or is that incremental to the guidance?
<A — Kenneth West>: Ben, with respect to Hasbro, the accounting for the Hasbro license is that with which we discussed the past two or three years since we’ve been involved with them. And that is, irrespective of the cash collections from these minimum guarantees, the revenue is triggered by actual reported sales and royalties from Hasbro to Marvel. So the cash advances are just those: advances. And earnings are based upon sales.
<Q — Benjamin Mogil>: Okay.
<A — Peter Cuneo>: And there’s nothing, there’s nothing in the 2009 forecast in terms of a profitability, revenues and profitability, that’s generated by this new extension.
<Q — Benjamin Mogil>: Okay. Okay. Thanks. So this is just a cash collection item, a balance sheet or cash flow item, not an income statement item, effectively?
<A — Kenneth West>: Correct. And as a result, you’ll see an increase in our deferred revenue associated with that company.
<Q — Benjamin Mogil>: Okay. Great. That makes sense. In some of the channel checks that I’ve done, there’s been a lot of commentary from some of the mass merchants, particularly Wal-Mart, that the direct-to-DVD market is exceptionally weak. When you look at some of the animated direct-to-DVD animated product that you’re doing with Lions Gate, have you seen that weakness so far?
<A — David Maisel>: At this point in time we haven’t seen anything that we would attribute to a specific situation with the direct-to-DVD marketplace. It’s been more a function of the market reaction to our individual titles. We’ve been experimenting in that deal with different brands to see how they would respond in the marketplace. We have a very attractive deal with Lions Gate, our partner, where they’re up fronting the costs and allowing us to try different brands over the course of our relationship. So nothing specific to the overall market. It’s just been varying sales, depending upon which brand we’re putting out there.
<Q — Benjamin Mogil>: Okay. And then maybe, this is sort of a more of a general broad question, but there’s obviously a lot of debate right now. The DVD sell-through slowdown; is that secular, or is it just cyclical because you get less foot traffic at the mass merchants because of the economy. Can you guys chime in on just sort of what your view is?
<A — David Maisel>: You know, it’s obviously a question that we’re focused on very much along with our other colleagues in the studio business out here. I wouldn’t say that we’re able to put out a view on anything at this point that we’d want to put out as Marvel’s view. We’re trying to learn as much as everybody else what’s going on. As you all know, our next major film release is in May 2010, so we do have some time here to really learn what’s happening in the marketplace. And as we said in one of the other answers, to try and fine-tune our strategy and our product that we put out there to hopefully maximize sales, given what the environment is in 2010.
<Q — Benjamin Mogil>: Okay. Great. That’s very helpful. Thanks, guys.

Operator: Thank you very much. Our next question comes from the line of Doug Creutz of Cowen & Company. Please go ahead with your question.
<Q — Doug Creutz>: Yes, thanks. Can you do some color on what you expect the shape of EPS to look like in ‘09? Is it front half loaded, back half loaded, et cetera? Thanks.
<A — Kenneth West>: Doug, based upon our view, we believe that the year is going to be pretty much balanced between the first and the second half, so about equal weighting, first and second.
<Q — Doug Creutz>: Great. Thanks.
Operator: Thank you very much, and our next question comes from the line of David Bank of RBC Capital Markets. Please go ahead with your question.
<Q — David Bank>: Thanks. Good morning. Two questions: The first one is you really seem to have exceeded very nicely on the licensing line. And my question is, as you sort of blew away the number in the fourth quarter while guidance was tweaked up a little bit for 2009 it wasn’t tweaked up anywhere near the blowout in fourth quarter. So what’s the thought process there? Was there any particular deal that drove the beat in fourth quarter? Was it more toy related or more licensing related? If you could give a little more color and why not — why not increased optimism about 2009 is the first question.
And the second question, not that 2009 doesn’t look great, and the second question is can you clarify a little on the impact of you having to finance a third of the production costs that you weren’t doing before? Can you just review what triggered that and is there any impact to the P&L in the studio model? You know what is the overall impact to the P&L, if any?
<A — Peter Cuneo>: Well, let me take the first question and I think David or Matt can respond to your second question regarding the financing of our films. As far as optimism for ‘09, as I think we’ve previously mentioned, we are being, hopefully, guarded in our projections. We’ve said during the last conference call and during this conference call that there is some sense of modesty built into our forecast for ‘09. We don’t think you can necessarily relate the licensing in the fourth quarter of ‘08 to generally to ‘09 at all.
We simply have to wait and see what the overall effect of the worldwide economy is going to be on our business. We certainly like to think that in difficult times entertainment businesses are not nearly as affected as other businesses. But we’ve never been through this kind of situation before, never before on such a global basis. So this will have an impact not only on us but on all of our business partners. And again at this point we think it’s appropriate to be somewhat guarded.
<A — David Maisel>: And regarding the question about funding one third of the budgets, as you all know, we approached the business and entered the business in a very fiscally conservative manner, which we felt was appropriate as we entered an entirely new business for Marvel in producing these movies. Given the success of the first two films, as we analyzed the economics and the best use of our capital and the best way to maximize the profits on these movies, we realized that putting up a third of the budget was appropriate, allowed us to have the chance to maximize the profits, for example, not having to pre-sell five foreign territories before the production of a movie. Matt can comment on any P&L changes that that might have had.
<A — Matt Finick>: Yes, so we’re going to be able to control the release in those territories, which we think will be able to maximize revenues as well as profit. We’re going to be able to recoup our one third investment out of all revenue windows in those territories, so we do not think there will really be an impact on the P&L.
<Q — David Bank>: Okay and can I just clarify, Peter, thank you for the explanation but just to clarify, were there any sort of big one-time deals or anything that drove the out performance, or was it just kind of solid sales? Better than you had expected thanks to the conservatism?

<A — Peter Cuneo>: Just solid sales. There was no major deal that impacted the revenues in the fourth quarter.
<Q — David Bank >: Okay. Thanks for all the questions, guys.
Operator: Thank you very much. And our next question comes from the line of Mr. Joe Hovorka of Raymond James. Please go ahead with your question.
<Q — Joseph Hovorka>: Hi. Thanks, guys. Early on in your commentary you mentioned $190 million in revenue for Iron Man DVDs and $14 million in Hulk, I believe?
<A — Kenneth West>: Correct.
<Q — Joseph Hovorka>: Ken, what were those, and of what date — when, what date was that by? Was that 12/31?
<A — Kenneth West>: Those are amounts in the fourth quarter. Those are amounts actually collected by our distribution partners, and then after the recoupment of the various different P&A elements and spends on the DVD marketplace, the net is then remitted to us, we record it as revenue, and as I stated before, we collected in February.
<Q — Joseph Hovorka>: Okay. And what, what does that represent for each of those, in Iron Man? Is that primarily domestic at this point?
<A — Kenneth West>: No, that is a worldwide number. It’s associated with collections for both the domestic and international. The domestic is a little sooner than the international, so there are more monies to come in 2009.
<Q — Joseph Hovorka>: Okay. And could you give us a unit number that would correlate to those revenue numbers? Like a unit number for DVDs?
<A — Kenneth West>: No, in fact we’re not going to go into details associated with units or pricing them. We’re just very comfortable with the numbers and the results we have so far, and our expectations for 2009’s continued sell through.
<Q — Joseph Hovorka>: Okay. And just one more clarification. The $14 million on Hulk, that is actual, that was not the pre-sale you were talking about? That was actual sales of DVD that were recorded in the fourth quarter?
<A — Kenneth West>: That represents what Universal has collected associated with The Hulk.
<Q — Joseph Hovorka>: Right.
<A — Kenneth West>: There were P&A costs offset against that, and there was a similar value of $14 million that was the amount that was recognized on the pre-sold foreign territories associated with The Hulk DVDs.
<Q — Joseph Hovorka>: So $14 million was the number that was recognized in the fourth quarter?
<A — Kenneth West>: Correct.
<Q — Joseph Hovorka>: By you, as well?
<A — Kenneth West>: Yes.
<Q — Joseph Hovorka>: Okay. Great. Thank you very much.

Operator: Thank you, and we’ll proceed to our next question from the line of Vasily Karasyov with JPMorgan. Please go ahead with your question.
<Q — Vasily Karasyov>: Good morning. Thank you for taking my question. I was wondering if you could comment on what you’re seeing in international markets, given that international theatrical markets have been such an important driver over the past couple of years? Do you think that will be hit disproportionate to the United States given that in some emerging markets the ticket prices have probably put it in a more luxury category than it is in the United States? Thank you.
<A — David Maisel>: We’re very focused on the international marketplace for these films and you’re right, that the international marketplace is growing in importance overall relative to all the different revenue streams. To that end we work with Paramount in really analyzing not just international, but country by country, what the dynamics are and what’s the best way we can maximize the profitability of our films in each of those countries through all the different revenue streams in those countries, whether it be theatrical or DVD or TV.
We’re also very focused on constantly looking at ways to improve the reception to our films overseas. We look forward, especially with the sequel to a movie like Iron Man and normally look at the performance of our other movies, they seem to improve their percentage of revenues internationally versus domestic as we get into the second and third movie of those franchises, because the brand becomes more and more well-known from the first film’s marketing as well as from the buzz and the DVD viewership off of that first movie. So we’re very focused on international, and we’re very focused specifically on seeing how we can maximize Iron Man 2’s international performance as well.
<Q — Vasily Karasyov>: Thank you.
Operator: Thank you very much. And we’ll proceed to our next question. The line is from Mike Hickey of Janco Partners. Please go ahead with your question.
<Q — Mike Hickey>: Hey, guys. Congrats on a phenomenal 2008. Curious on your Hasbro deal. I think you said you recognized $50 million up front, so I’m assuming that would be in Q1. Was that baked into your original guidance provided in November?
<A — Peter Cuneo>: As I said earlier, Mike, maybe we weren’t clear, the $50 million that we received up front has no profit impact, no revenue impact on our ‘09 numbers. And as Ken pointed out we don’t recognize, that will go into deferred income. So basically we don’t recognize any revenue or resulting profitability until there are actual sales by Hasbro to earn out those numbers.
<Q — Mike Hickey>: Got it. Thanks, Peter. And then could you reflect a little bit on the video game side of your business for 2008, if you’re happy with the game tie-ins with Iron Man and Hulk? I know your pipeline that you provide us doesn’t have any of the video game releases but maybe some expectations for 2009? And I have one quick follow-up.
<A — Rob Steffens>: Yes. I would just say briefly we’re pretty happy with the results from ‘08, and we’re very excited about the lineup of games coming out for ‘09. Games is clearly a very important part of our licensing business.
<Q — Mike Hickey>: Okay. And then when we model out 2010, and we think about Iron Man 2 and Thor and the collection of the economics from those films’ releases, should we be thinking that it will be similar to how it rolled out in 2008?
<A — Matt Finick>: Yes. This is Matt Finick. The only major change is that for Iron Man and Hulk we had the five territories that were pre-sold that generated some up-front revenues. We’re not going to have that on Iron Man 2 and Thor, but outside of that it’s sort of business as usual, watching the theatrical and then once they recoup the P&A we record revenues.
<Q — Mike Hickey>: Okay. Thanks guys.

Operator: Thank you very much. And our next question comes from the line of Barton Crockett of Lazard Capital Markets. Please go ahead with the question.
<Q — Barton Crockett>: Okay. Great. Thanks for taking the question. I wanted to ask you a question about the license sales that you were talking about for Iron Man and Hulk. You said that Iron Man was strong and I think Hulk was less so, and I was wondering if you could be a little bit more specific and tell us if Hulk this time the license sales were lower than the last movie? And in absolute terms was Iron Man bigger than Hulk and can you give us some sense of the magnitude of the difference there?
<A — Kenneth West>: Barton, this is Ken. With respect to the Hulk licensing program, it was less successful than Iron Man for sure. The Iron Man icensing program was very popular and we’re very thankful for that and look forward to that coming out again in 2010, although we’re not going to give any indication of guidance for years beyond 2009. Again, very happy for Iron Man licensing, and Hulk was moderately successful.
<Q— Barton Crockett >: Okay. Was Hulk licensing this time less than the licensing for the last Hulk movie?
<A — Rob Steffens>: The results are still coming in, given how royalties are reported, so we do not yet have a final tally.
<Q— Barton Crockett >: Okay. Any sense of whether it will be better or less or just too early to tell?
<A — Rob Steffens>: It’s definitely too early to tell at this juncture.
<Q— Barton Crockett >: Okay. All right. And then in terms of the production budget for Iron Man 2, can you just remind us how much more you’re going to spend on that movie this time than the first time, given that it’s a sequel and you have success payments to actors?
<A — David Maisel>: Barton, not surprisingly, we’re not going to comment on the budgets for our films going forward but I will reiterate what I said earlier is that we are focused very much on the profitability of our movies. We take the approach of looking at every expense item and looking at what we can put on the screen and challenging all the held beliefs that might be in the industry and relooking at them, as we did in entering this business, so that we can try and maximize both the market performance — but most importantly the profitability — of these movies going forward.
<Q— Barton Crockett >: Okay. And then just one final question about license sales, which is great to see how they’ve been holding up. But I was wondering if you could provide a little bit more color on unit sales because obviously your license revenues are a mix of up front minimums and then overages and within that you can kind of obscure what’s happening with unit sales. Did unit sales in the fourth quarter, were they on track with what you would have hoped overall or even better than what you would had hoped?
<A — Peter Cuneo>: Barton, it’s Peter. It’s very hard for us to track unit sales. As we previously mentioned, we have 600 or 700 or 800 active licensees on a global basis. Perhaps the average licensee puts out 50 to 200 individual SKUs. So if you do the math, you could see that there are tens of thousands of Marvel products out there spread around the world all at varying price points. As Ken mentioned, most of them are certainly below $30. But we have no way to really track the unit trends, given the tremendous diversity of the product that’s out there.
<Q— Barton Crockett >: Okay, all right, that’s understandable. Thanks for taking the questions. I really appreciate it.
Operator: Thank you very much. And our next question comes from the line of Jake Hindelong of Monness, Crespi, Hardt & Company. Please go ahead with your question.

<Q — Jake Hindelong>: Yes, hi and good morning. I just want to focus a bit more on the profitability of the 2010 films. As you think about home entertainment and home entertainment revenue, we’ve got a shift from DVD purchase to an extent to more rental and more digital download. How would you suggest thinking about that and possibly modeling the new revenue streams that offset some downturn in DVD?
<A — David Maisel>: Yes, we really can’t, as I mentioned earlier, give any kind of specific suggestions on what’s going to happen in the marketplace especially a year and a half from now. We are focused on these films with the things that we can control which is trying to make the best movies we can and market them in the best way possible. We’re very excited about the launch of these first two movies, but one of the reasons is, as we’ve mentioned, they help in terms of setting the marketing and the foundation for the next movies.
We’re doing everything we can in trying to make the best movies. We’re making movies that all exist in the same universe, that to some degree all connect together as different chapters in different - in our Marvel Universe saga. All those things are the things that we can do for our fans to try and maximize attendance at the movie as well as purchase, whether it be DVDs or other different revenue streams. Exactly what’s going to happen to the industry and what the mix of revenues are going to be for DVD versus video-on-demand versus digital downloads, a lot will be written about I’m sure over the course of the next year but we can’t specifically on this call guide you one way or the other.
<Q — Jake Hindelong>: Great, thank you.
Operator: Thank you very much. At this point I’d like to turn the conference back to Mr. Cuneo. Please go ahead, sir.
Peter Cuneo, Vice Chairman
Thank you, Operator, very much. Appreciate everybody’s time this morning and look forward to chatting with all of you again in the near future. Thank you.
Operator: Thank you very much. Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you disconnect your lines. Have a good day, everyone.